Exhibit 5.1

HARMAN 400 ATLANTIC STREET STAMFORD, CT 06901 USA TEL: 203.328.3500 FAX: 203.328.3946

May 3, 2011

Harman International Industries, Incorporated

400 Atlantic Street, Suite 1500

Stamford, CT 06901

Ladies and Gentlemen:

I, Todd A. Suko, am the Executive Vice President, General Counsel and Secretary of Harman International Industries, Incorporated, a Delaware corporation (the “Company”). I am delivering this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) of the Company filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), with respect to the registration of up to 1,100,000 additional shares of the Company’s common stock, par value $0.01 per share (the “Shares”), available for issuance pursuant to Amendment No. 1 to the Amended and Restated 2002 Stock Option and Incentive Plan (the “Plan”).

In rendering this opinion, I, or members of my staff, have (i) examined such corporate records and other documents (including the Company’s Certificate of Incorporation and Bylaws as currently in effect and the Registration Statement and the exhibits thereto), and have reviewed such matters of law, as we have deemed necessary or appropriate and (ii) assumed the genuineness of all signatures or instruments relied upon by us, and the conformity of certified copies submitted to us with the original documents to which such certified copies relate.

I am a member of the to the bar of the District of Columbia, and the opinions expressed in this letter are limited to the effects of (i) the federal securities laws of the United States of America, (ii) the internal laws of the District of Columbia (excluding any political subdivision), and (iii) to the extent expressly stated herein, the General Corporation Law of the State of Delaware.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that when the Shares have been issued, delivered and paid for in the manner contemplated by and upon the terms and conditions set forth in the Plan and any authorized forms of award agreements thereunder, the Shares will be validly issued, duly authorized, fully paid and nonassessable.

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Todd A. Suko